Exhibit 99.1

Coca-Cola Enterprises Completes Transaction with The Coca-Cola Company, Enhancing Its Position as Leading European Coca-Cola Bottler

ATLANTA, Oct 03, 2010 (BUSINESS WIRE) — Coca-Cola Enterprises, Inc. (NYSE: CCE) announced today that it has completed its transaction with The Coca-Cola Company. CCE will retain its name and operate as a new public company consisting of its existing European territories, as well as the bottling operations in Norway and Sweden acquired from The Coca-Cola Company. CCE shares will begin trading on the New York Stock Exchange on Monday, October 4, under the CCE stock symbol.

“This is a truly exciting day for everyone at CCE, and the start of a new chapter in our history,” said John F. Brock, chairman and chief executive officer. “Europe represents an outstanding platform for long-term, profitable growth, as evidenced by our recently announced, increased long-term financial objectives. We have been working diligently to prepare for this day, and continue to believe that CCE has the financial flexibility, operational focus and leadership continuity to build on our success in these markets. By growing the value of our portfolio and improving operational efficiency, we will drive increased value for our shareowners, customers and employees.”

“We have a skilled team that understands what it takes to win in Europe, and we welcome our new employees in Norway and Sweden to Coca-Cola Enterprises,” said Hubert Patricot, executive vice president and president, European Group. “We are excited about capturing the solid growth opportunities that lie ahead in our attractive European markets.”

On September 7, 2010, CCE announced updated long-term financial objectives, including the following:

•	Revenue growth of 4 percent to 6 percent;
•	Operating income growth of 6 percent to 8 percent;
•	Earnings per share growth in a high single-digit range; and
•	Return on invested capital improvement of 20 basis points or more per year.

For 2011, earnings per share will likely exceed long-term objectives as a result of anticipated share repurchase activity. CCE will provide a more detailed update for its 2011 outlook in December.

ABOUT COCA-COLA ENTERPRISES, INC.

Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and the world’s third-largest independent Coca-Cola bottler. Headquartered in Atlanta, Ga., CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. For more information about our company, please visit our website at http://www.cokecce.com.

FORWARD-LOOKING STATEMENTS

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form S-4 registration statement filed in connection with the transaction with The Coca-Cola Company.

SOURCE: Coca-Cola Enterprises, Inc.

Coca-Cola Enterprises, Inc.

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